Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Supply Chain Achieves “Advanced Industry Optimized” Status in IBM’s PartnerWorld Industry Networks for Retail and Wholesale Industries

HONG KONG, STOCKHOLM, July 09, 2008 – CDC Software, a wholly-owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software and services, announced today that its CDC Supply Chain solution has achieved Advanced Industry Optimized (AIO) status in IBM’s PartnerWorld Industry Networks. As a result, CDC Supply Chain can now complement its solution offerings with IBM’s sales, marketing, and technical expertise to develop and deliver solutions that meet customer requirements in the retail and wholesale industries.

CDC Supply Chain is a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules or can integrate into an enterprise’s existing applications. Key functionalities in the CDC Supply Chain suite include order and inventory management, demand and replenishment planning, warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning and yard management.

“CDC Supply Chain is delighted to be working closely with IBM as an AIO partner, and we have already some large customers that have gained benefits from our collaboration,” said Per Norling, president of CDC Supply Chain. Working closely with IBM is an important step in helping our mutual clients gain the greatest benefit from using IBM and our Supply Chain solutions.”

CDC Supply Chain builds its suite of products to leverage the Open Application Group XML Integration Standard, which helps ensure cost effective integration into today’s event-driven supply chain and enable the incremental refinements of solution footprint as business needs evolve.

CDC Supply Chain clients around the globe include Ahlsell, Ahold/Albert Heijn, Aldo, Boeing/Aviall, Canadian Tire, Celesio/NMD, The Container Store, Dixon Group, General Motors, Legrand Group, Motorola/Symbol, NorgesGruppen, PepsiCo International, Reebok, SABIC (GE Plastics), Schenker Logistics and Smuckers.

The IBM PartnerWorld Industry Networks provide ISVs with comprehensive business insight, technical resources, networking opportunities, and marketing and sales support designed to help them reach more customers and close deals faster. Participants in the PartnerWorld Industry Networks can team with IBM to bring on-demand solutions to market more easily and to ensure these solutions meet specific industry needs, reflecting how customers buy technology today.

ISVs can sign up for PartnerWorld Industry Networks at http://www.ibm.com/isv.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our belief regarding CDC Supply Chain solutions and its meeting the needs of the retail and wholesale industries, our beliefs regarding our ability to leverage the IBM partners status, our beliefs regarding the requirements for success in retail and wholesale industries, our beliefs regarding the functionality of CDC Supply Chain and other comments we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including, among others: the conditions of our vertical industries; the continued ability of CDC Supply Chain solutions to address industry-specific requirements of companies in the our vertical industries; demand for and market acceptance of new and existing supply chain solutions; development of new functionalities which would allow our customers to compete more effectively and changes in the type of information required to compete in their respective industries, and our ability to continue to work closely with IBM and maintain our AIO status. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.